Exhibit 99.1

ROMEO POWER ANNOUNCES EXPANSION OF EXECUTIVE LEADERSHIP TEAM WITH CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER APPOINTMENTS

LOS ANGELES, Calif. (June 16, 2021)—Romeo Power, Inc. (“Romeo Power”) (NYSE: RMO), an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications, today announced the appointment of seasoned executive leader Kerry A. Shiba to the role of Chief Financial Officer, effective July 6, 2021. Mr. Shiba brings more than 30 years of financial expertise to the Romeo Power team including extensive public company management experience. In connection with this appointment, current CFO Lauren Webb will transition to a new role as Chief Strategy and Commercial Officer where she will develop, implement, and manage Romeo Power’s corporate strategy and business development efforts.

“We are all thrilled to welcome Kerry to our team of leaders at Romeo Power,” said Lionel Selwood, Jr., Chief Executive Officer of Romeo Power. “Kerry’s impressive career and his track record of optimizing financial performance and operations at billion dollar public companies stood out to us as we considered adding to our executive team. With Kerry’s financial leadership, I am confident Romeo Power can successfully scale our operations as we continue to transform the commercial and industrial transportation industry.”

Prior to joining Romeo Power, Mr. Shiba served as Chief Financial Officer at Wesco Aircraft Holdings, Inc. (previously, NYSE: WAIR), where he led initiatives to lower costs, boost cash flow, secure financing and improve efficiency. Mr. Shiba also served as Chief Financial Officer at Superior Industries International, Inc. (NYSE: SUP), Remy International, Inc. (previously, NASDAQ: REMY) and Kaiser Aluminum Corporation (NASDAQ:KALU). During his career, Mr. Shiba has led companies through initial public offerings, take-private transactions, and company mergers and acquisitions. Mr. Shiba graduated magna cum laude from Baldwin Wallace College with a Bachelor of Arts in Accounting and Political Science.

“I’m excited to join the dynamic and forward-looking team at Romeo Power, a manufacturing company so deeply committed to securing a sustainable future for the world.” said Mr. Shiba. “Having worked with leading companies in manufacturing, I’m excited to collaborate with a new generation of visionary thinkers and engineers as the team at Romeo Power continues to push the envelope in EV technology innovation.”

In addition to Mr. Shiba’s appointment, Romeo Power also announced the appointment of Yun Han as Chief Accounting Officer. Ms. Han recently served as VP, Corporate Controller at ImmunityBio, Inc. Prior to that, she worked at the PwC's National Office and owned and founded an accounting consultancy group where she supported companies preparing for initial public offerings.

“Together, Kerry and Yun bring the experience, skills and passion we need to continue accelerating the electrification revolution,” said Mr. Selwood, Jr. “These experts will be incredibly well-positioned with Lauren leading cross-functional collaboration and market insights in her new role.”

About Romeo Power
Founded in 2016 and headquartered in Los Angeles, California, Romeo Power (NYSE: RMO) is an energy technology leader delivering advanced electrification solutions for complex commercial vehicle applications. The company’s suite of advanced hardware, combined with its innovative battery management system, delivers the safety, performance, reliability and configurability its customers need to succeed. Romeo Power's 113,000 square-foot manufacturing facility brings its flexible design and development process inhouse to pack the most energy dense modules on the market. To keep up with everything Romeo Power, please follow the company on social @romeopowerinc or visit romeopower.com.

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